UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2017

Commission file number 000-23446

SUGARMADE, INC.
(Exact name of registrant as specified in its charter)

Delaware	94-3008888
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

167 N. Sunset Ave., City of Industry, CA	91744
(Address of principal executive offices)	(Zip Code)

(888) 982-1628
(Registrant's telephone number, including area code)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Sugarmade Inc., a Delaware corporation (the "Company") makes the following disclosures pursuant to Regulation FD.

On February 1, 2017, The Company signed a Letter of Intent with Canna Active Packaging, Inc. for use of various issued and pending patents pertaining to the storage and preservation and of cannabis and products containing cannabis, in addition to the application of food safe anti-microbial systems to treat cannabis and products containing cannabis for pathogens.

Under the terms of the LOI, Sugarmade will market and distribute cannabis active packing technology to significantly prolong the freshness of cannabis and to treat cannabis for pathogens. The technology will allow for the creation of active packaging environments for cannabis and cannabis containing products via regulation of oxygen and carbon dioxide levels while providing thermodynamic cooling and application of food safe anti-microbial systems. Patents to be utilized by the Company have been granted in the U.S, European Union, Canada, Mexico, Japan, Chile and South Africa.

The Company plans to make announces over the coming weeks concerning specific version of active packaging based on these patents for the cannabis grower market, the cannabis dispensary market and for home storage of cannabis.

The Company is making this Regulation FD Disclosure as it believe the above is a material event pursuant Section 13 OR 15(d) of The Securities Exchange Act of 1034. Members of the Company's management team will likely be presenting and discussing various aspects of the agreement with suppliers, distributors and other marketing and/or financial partners of the Company over the coming weeks leading up to product testing and launches.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUGARMADE, INC.

Date: February 1, 2017	By:	/s/ Jimmy Chan
Name: Jimmy Chan
Title: Chief Executive Officer

-3-